INVESTMENT MANAGEMENT
Reliable Partner | Reliable Investing®

(d)(19)

May 1, 2020

Voya Partners, Inc.

7337 E. Doubletree Ranch Rd.

Suite 100

Scottsdale, AZ 85258

Ladies and Gentlemen:

By execution of this letter agreement (the "Agreement"), dated May 1, 2020, intending to be legally bound hereby, Voya Investments, LLC ("VIL"), the investment manager to

Voya Index Solution 2065 Portfolio ("Index Solution 2065 Portfolio"), a newly established series of Voya Partners, Inc. ("VPI"), agrees that, from May 1, 2020 through May 1, 2021, VIL shall waive all or a portion of its investment management fee and/or reimburse expenses to limit the Index Solution 2065 Portfolio's Fund-level ordinary operating expenses (including interest, leverage expenses, taxes and expenses of any counsel or other persons or services retained by VPI's directors who are not "interested persons," as that term is defined under the Investment Company Act of 1940, of VPI) and excluding investment-related costs and extraordinary expenses, such as litigation and other expenses not incurred in the ordinary course of the Index Solution 2065 Portfolio's business, in amounts necessary so that, after such waivers and/or reimbursements, the maximum total operating expense ratio of the Class Z shares of the Index Solution 2065 Portfolio shall be as set out below.

Maximum Operating Expense Ratio
Name of Fund	(at the Fund Level)
(as a percentage of average net assets)

Class Z
Voya Index Solution 2065 Portfolio	0.00%

VIL acknowledges that: (1) it shall not be entitled to collect on or make a claim for waived fees at any time in the future; and (2) it shall not be entitled to collect on or make a claim for reimbursed expenses at any time in the future.

The operating expense limits set out above apply only at the Fund level and do not limit the fees payable by the underlying investment companies in which the Index Solution 2065 Portfolio invests. Therefore, VPI acknowledges and agrees that the Class Z shares of the Index Solution 2065 Portfolio will indirectly bear Acquired Fund Fee and Expenses.

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May 1, 2020

Notwithstanding the foregoing, termination or modification of this letter requires approval by the Board of Directors of VPI.

Sincerely,

By: /s/ Todd Modic

Todd Modic

Senior Vice President

Voya Investments, LLC

By:	/s/ Kimberly A. Anderson
Kimberly A. Anderson
Senior Vice President
Voya Partners, Inc.